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                       UNITED STATES              | OMB APPROVAL               |
            SECURITIES AND EXCHANGE COMMISSION    | OMB Number:      3235-0101 |
                  Washington, D.C. 20549          | Expires: December 31, 2006 |
                                                  | Estimated average burden   |
                                    FORM 144      | hours per response....4.47 |
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                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
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1(a) NAME OF ISSUER (Please type or print)

     Winnebago Industries, Inc.
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1(b) IRS IDENT. NO.                   |          (c) SEC FILE NO.
                                      |
     42-0802678                       |               I-6403
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1(d) ADDRESS OF ISSUER

     605 W. Crystal Lake Road,   P.O. Box 152,
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1(d) CITY STATE ZIP CODE

     Forest City, Iowa  50436
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1(e) TELEPHONE
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     AREA CODE           |                             NUMBER
       641               |                            585-3535
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2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

     Robert L. Gossett
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2(b) IRS IDENT. NO.                         (c) RELATIONSHIP TO ISSUER

                                            Officer - VP Administration
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2(d) ADDRESS STREET

     2713 Campus Lane
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2(d) CITY STATE ZIP CODE

     Albert Lea, MN 56007
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the SEC File Number.

                       (b)
               Name and Address of       -------
               Each Broker Through       SEC USE      (c)
               Whom the Securities        ONLY     Number of       (d)
3(a)           are to be Offered         -------   Shares or     Aggregate          (e)               (f)                (g)
Title of the   or Each Market            Broker-  Other Units     Market      Number of Shares    Approximate        Name of Each
Class of       Maker who is              Dealer    to be Sold     Value        or Other Units     Date of Sale        Securities
Securities     Acquiring the             File     (See instr.   (See instr.     Outstanding     (See instr. 3(f))      Exchange
to be Sold     Securities                Number      3(c))        3(d))      (See instr. 3(e))    (MO. DAY YR.)    (See instr. 3(g))
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Common                                                                                                             New York
Stock,         First Clearing Corporation                                                                          Chicago
$.50 par       10730 Wheat First Drive                                                                             Boston
value          Glen Allen, VA 23060                14,924       $499,207.80    31,654,032        5/7/07            Philadelphia
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INSTRUCTIONS:
1.(a) Name of issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer'S S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code

2.(a) Name of person for whose account the securities are to be sold
  (b) Such person's I.R.S. identification number, if such person is an entity
  (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
  (d) Such person's address, including zip code

3.(a) Title of the class of securities to be sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.

                         TABLE I - SECURITIES TO BE SOLD

    FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE
                PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

                                               Name of Person
                                               from Whom Acquired
Title of   Date You  Nature of                 (If gift, also give date   Amount of             Date of
the Class  Acquired  Acquisition Transaction   donor acquired)            Securities Acquired   Payment     Nature of Payment
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Common               Exercise of Stock Option  Winnebago Industries, Inc.    10,758             5/7/07         Cash
Stock,               Exercise of Stock Option  Winnebago Industries, Inc.     4,166             5/7/07         Cash
$.50 par
value
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INSTRUCTIONS:

If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

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              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.

                                                                               Amount of
                                                                               Securities    Gross
Name and Address of Seller         Title of Securities Sold    Date of Sale    Sold          Proceeds
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NONE


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REMARKS:

INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE RELATES ARE TO SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD TO THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE SECURITIES TO BE SOLD WHICH HAVE NOT BEEN PUBLICLY DISCLOSED.

                                        /s/ Raymond M. Beebe, Secretary,
                                            Winnebago Industries, Inc.
         May 7, 2007                         under Power of Attorney
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      (DATE OF NOTICE)                                 (SIGNATURE)

  THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE
      TO BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED.
     ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.

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| ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL |
|                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).                   |
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                                                                SEC 1147 (01-04)